EXHIBIT 3.41

No. 2874554

THE COMPANIES ACTS 1985 AND 1989

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

Global Crossing Financial Markets Limited

PRELIMINARY

1.	The Regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (such Table being hereinafter referred to as “Table A”) shall apply to the Company save insofar as they are excluded or varied hereby: that is to say, Clauses 8 and 64 of Table A shall not apply to the Company; and in addition to the remaining Clauses of Table A, as varied hereby, the following shall be the Articles of Association of the Company.

SHARES

2.	(A) Subject to Sub-Article (B) hereof all Shares shall be under the control of the Directors and the Directors may allot, grant options over, or otherwise deal with or dispose of the same to such persons and generally on such terms and in such manner as they think fit.

(B) The Directors are generally and unconditionally authorised for the purposes of Section 80 of the Act to allot relevant securities (as defined in Section 80 of the Act) provided that the aggregate nominal value of such securities allotted pursuant to this authority shall not exceed the amount of the authorised share capital with which the Company is incorporated, and that this authority shall expire on the fifth anniversary of the incorporation of the Company unless varied or revoked or renewed by the Company in General Meeting.

(C) The Directors shall be entitled under the authority conferred by this Article to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry of such authority.

(D) In accordance with Section 91 of the Act, Section 89(1) and Section 90(1) to (6) of the Act shall not apply to any allotment of equity securities (as defined in Section 94 of the Act) by the Company.

3.	The Company shall have a first and paramount lien on every Share (whether or not it is a fully paid Share) of all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share and the Company shall also have a first and paramount lien on all Shares (whether fully paid or not) standing registered in the name of any person whether solely or as one of two or more joint holders for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any Share to be wholly or partly exempt from the provisions of this Article. The Company’s lien on a Share shall extend to any dividend or other amount payable in respect thereof.

GENERAL MEETINGS

4	A notice convening a General Meeting shall in the case of special business specify the general nature of the business to be transacted; and Clause 38 of Table A shall be modified accordingly.

5	All business shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheet, and the reports of the Directors and Auditors, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of the Auditors.

6	Clause 41 of Table A shall be read and construed as if the last sentence ended with the words “, and if at the Adjourned Meeting a quorum is not present within half and hour from the time appointed for the Meeting, the Meeting shall be dissolved”.

7	Any Director (including an alternate Director), or member of a committee of the Directors, may participate in a meeting of the Directors, or such committee, by means of a conference telephone, by video conferencing or by similar communicating equipment whereby all persons participating in a meeting can hear or, in the case of video conferencing, see each other and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting.

DIRECTORS

8.	Unless and until the Company in General Meeting shall otherwise determine, there shall not be any limitation as to the number of Directors. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A; and Clause 89 of Table A shall be modified accordingly.

9.	If the resolution or instrument by which a Director is appointed so provides, he shall be a Permanent Director and not subject to retirement by rotation, and Clauses 73 to 75 (inclusive) of Table A shall not apply to any Permanent Director.

10.	The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertakings, property, and uncalled capital, or any part thereof, and to issue Debentures, Debenture Stock, and other Securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

11.	A Director may vote as a Director on any resolution concerning any contract or arrangement, in which he is interested or upon any matter arising there out, and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration; and Clause 94 of Table A shall be modified accordingly.

INDEMNITY

12.	Subject to the provisions of the Act and in addition to such indemnity as is contained in Clause 118 of Table A, every Director, officer or official of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred by him in or about the execution and discharge of the duties of his office.

TRANSFER OF SHARES

13.	(a) The directors must register the transfer of a share which is fully paid and which

(i) is lodged at the office or such other place as the directors may reasonably appoint, is duly stamped and is accompanied by the certificate for the shares to which it relates;

(ii) is in respect of only one class of shares; and

(iii) is in favour of not more than four transferees.

(b) Notwithstanding anything contained in these Articles, the directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer:

(i) is to any bank or institution to which such shares have been charged by way of security, or to any nominee of such a bank or institution (a “Secured Institution”); or

(ii) is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

(iii) is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee and no Secured Institution or its nominee shall be required to offer the shares which are or are to be the subject of any transfer aforesaid to the shareholders for the time being or the Company or any of them, and no such shareholder shall have any right under the Articles of Association or otherwise howsoever to require such shares to be transferred to them whether for consideration or not.

(c) Clauses 24 to 26 inclusive in Table A shall not apply to the Company.